                         Sentigen Holding Corp.
                         445 Marshall Street
                         Phillipsburg, NJ  08865

                         Phone:  (908) 454-7774
                         Fax:      (908) 454-4792


[GRAPHIC OMITTED]


CONTACT:                                                      November 14, 2006
Thomas J. Livelli
President and Chief Executive Officer        (908) 454-7774

               SENTIGEN HOLDING CORP. STOCKHOLDERS APPROVE MERGER
                           WITH INVITROGEN CORPORATION


Phillipsburg, NJ, November 14, 2006: Sentigen Holding Corp. (Nasdaq:SGHL) today announced that at the special meeting of stockholders held today, Sentigen stockholders approved the adoption of the agreement and plan of merger with Invitrogen Corporation (Nasdaq:IVGN), a global leader in life sciences. The transaction was approved by more than 50% of the shares outstanding. Based on discussions to date with Invitrogen, and contingent upon the satisfaction of specified closing conditions, Sentigen believes that the merger with Invitrogen will be completed within the next several weeks.

As previously announced, on August 31, 2006, Sentigen and Invitrogen entered into a definitive merger agreement under which Invitrogen will acquire Sentigen in a cash transaction at a price of $3.37 per share for all shares currently issued and outstanding.

Prior to the merger, it is expected that Sentigen will distribute the shares of SentiSearch, Inc., a newly-formed corporation, in a taxable transaction, pro rata to the then existing stockholders of Sentigen. SentiSearch, Inc. is expected to be a publicly traded company, initially holding certain olfaction intellectual property previously owned by Sentigen.

Additional Information about the proposed merger and where you can find it
In connection with the proposed merger, Sentigen has filed a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). The proxy statement and other relevant materials, and any other documents filed by Sentigen with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov.

About Sentigen Holding Corp.
Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. ("Sentigen Biosciences") and Cell & Molecular Technologies, Inc. ("CMT"). CMT provides contract research and development services to companies engaged in the drug discovery process in the following areas: molecular and cell biology, gene expression and protein biochemistry, bio-processing, high throughput screening support services, mouse genetics, and cell-based GPCR selectivity profiling. Sentigen Biosciences has been primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences has initially targeted its Tango(TM) Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. For more information on our companies, please visit their respective websites: www.cmt-inc.net and www.sentigen.com.

Safe Harbor Statement
This news release includes forward-looking statements that involve risks and uncertainties. Although Sentigen believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in Sentigen's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and the merger proxy dated October 13, 2006, copies of which may be obtained from Sentigen without charge. Sentigen undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.